EXHIBIT 99.1
Source: Sinoenergy Corporation

Sinoenergy Corporation Opens Three New Retail CNG Filling Stations

Wednesday January 7, 8:00 am ET

BEIJING, Jan. 7 /PRNewswire-Asia-FirstCall/ -- Sinoenergy Corporation (Nasdaq: SNEN - News; "Sinoenergy" or the "Company"), developer and operator of retail Compressed Natural Gas (CNG) filling stations in the People's Republic of China, and a manufacturer of CNG transport truck trailers, CNG filling station equipment and CNG conversion kits for automobiles, today announced the opening of three new retail CNG filling stations that started operations selling CNG as of January 1, 2009. All of the three new retail CNG filling stations are fully licensed by local governments to operate and sell CNG for use in CNG powered vehicles.

All of the three new CNG filling stations are in a new location in the Zhu Ye Shan district, the City of Wuhan, Hubei Province. Each of the stations has four filling outlets, and is open 24 hours a day, seven days a week. Targeted sales for each CNG filling station (compressor pump and delivery outlets), set by the Company and used in its business planning, are 10,000 cubic meters per day (equal to 353,147 cu. ft.). As of January 3, the third day after opening, the capacity of the three stations totaled 15000 to 17000 cubic meters per day (equal to 529,721cu.ft and 600,350cu.ft), reaching more than 50% the targeted run rate within 3 days after operation.

With these three additional retail CNG filling stations, the Company has opened and is operating a total of nineteen retail CNG filling stations (in 11 locations) in Central and Eastern China, fourteen of which are located in Wuhan. Wuhan is the capital of Hubei Province and the largest city in Central China, with a population of over 9 million. Wuhan is home to approximately 20,000 taxies and 6000 buses and would support at least 80 CNG filling stations to meet the fueling demand under current market conditions. At present, the number of CNG stations in Wuhan, including those of Sinoenergy, totals less than 30.

"We are pleased to report that we added 3 new stations and together with our existing 14 stations in Wuhan, are operating at an average run rate of over 70% capacity, delivering over 100,000 cubic meters of CNG per day," said Mr. Bo Huang, CEO of Sinoenergy Corporation. "Despite the effects of global economic downturn from which China is not immune, we are fortunate in the CNG filling station business as demand for CNG continues unabated in China. Clearly CNG is viewed as an attractive alternative fuel that is both cost effective and environmentally friendly. Furthermore, both central and local governments in China are actively promoting the switch to clean CNG energy. The building of CNG filling stations is therefore, now given elevated priority. Sinoenergy's businesses will benefit from the package of economic stimulus plans, including fast-track approval process and credit support from lending institutions, unveiled by the central government to stimulate the economy. Leveraging off the new economic initiatives from the government, we are accelerating the pace of new stations construction and we expect to announce new station completions in the coming months."

About Sinoenergy

Sinoenergy is a developer and operator of retail CNG stations as well as a manufacturer of compressed natural gas (CNG) transport truck trailers, CNG station equipment, and natural gas fuel conversion kits for automobiles, in China. In addition to its CNG related products and services, the Company designs and manufactures a wide variety of customized pressure containers for use in the petroleum and chemical industries.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, future changes in the wholesale and retail price for CNG for vehicles in China; changes in policy by the national, provincial and municipal government of the PRC regarding CNG prices, the CNG vehicle industry, the construction and operation of retail CNG filling stations and related issues; the Company's ability to raise additional capital to finance the Company's activities; the effectiveness, profitability, and the marketability of its products; the future trading of the common stock of the Company; the ability of the Company to operate as a public company; the period of time for which its current liquidity will enable the Company to fund its operations; the Company's ability to protect its proprietary information; general economic and business conditions; the volatility of the Company's operating results and financial condition; the Company's ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, they cannot assure you that their expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

    For more information, please contact:

     Sinoenergy Corporation
     Mr. Shiao Ming Sheng, CFO
     Tel:   +86-10-8492-8149
     Email: sheng@sinoenergycorporation.com
     Web:   http://www.sinoenergycorporation.com

     CCG Investor Relations
     Mr. Crocker Coulson, President
     Tel:   +1-646-213-1915 (New York)
     Email: crocker.coulson@ccgir.com
     Web:   http://www.ccgirasia.com